Centrum Industries, Inc.                                   Exhibit - 11
Computation of Earnings per Share
March 31, 1998

                                                   Net
                            Average            Outstanding
         Exercise           Market     Net        Share        Days     Weighted
 Number    Price  Proceeds   Price  Repurchase   Increase   Outstanding  Average
--------------------------------------------------------------------------------
  49,600     1.00   49,600     1.96     25,326      24,274          365   24,274
 440,000     1.00  440,000     1.96    224,662     215,338          365  215,338
                                                                         -------
                                                                         239,613
                                                                         =======





                                    Net Income after Tax          $1,305,318
                                                                  ----------
                                    Wtd Avg Shares O/S             8,412,642

                                    BASIC EPS                          $0.16


                                    Adj Net Income after Tax      $1,305,318
                                                                  ----------
                                    Wtd Avg Shares O/S w/dilution  8,652,255

                                    DILUTED EPS                        $0.15